Exhibit 1.1(a)

UNDERWRITING AGREEMENT

March 2, 2005

Textron Inc.
40 Westminster Street
Providence, Rhode Island 02903

Dear Sirs:

We (the "Managers"), on behalf of the several underwriters named below (the "Underwriters"), understand that Textron Inc., a Delaware corporation (the "Company"), proposes to issue and sell €300,000,000 aggregate principal amount of its 3.875% Notes due 2013 (the "Offered Securities"). Subject to the terms and conditions set forth herein or incorporated by reference herein, the Company hereby agrees to sell and the Underwriters agree to purchase, severally and not jointly, the principal amounts of the Offered Securities set forth opposite their names below at 99.121% of their principal amount, together with accrued interest, if any, from March 11, 2005.

Name	Principal Amount of Offered Securities
Deutsche Bank AG London	€111,000,000
J.P. Morgan Securities Ltd.	111,000,000
Banc of America Securities Limited	24,000,000
Société Générale	24,000,000
HSBC Bank plc	15,000,000
Mitsubishi Securities International plc	15,000,000
Total:	€300,000,000

Upon delivery of the Offered Securities to the Managers, at 10:00 A.M. (London time) on March 11, 2005 or at such other time on March 11, 2005 as shall be designated by the Managers, the Underwriters shall make payment therefor by wire transfer in immediately available funds to the account specified by the Company to the Managers.

The Offered Securities shall have the following terms:

Maturity:	March 11, 2013
Interest Rate:	3.875%
Interest Payment Dates:	March 11, commencing March 11, 2006
Redemption Provisions:	The Company may redeem the Offered Securities at its option, in whole or in part at any time, at the redemption prices described in the Prospectus relating to the Offered Securities
Initial Price to Public:	99.521%, plus accrued interest, if any, from March 11, 2005

                All the provisions (including, without limitation, definitions of capitalized terms) contained in the document entitled Textron Inc. Underwriting Agreement Standard Provisions (Debt) dated September 15, 1999 (the "Standard Provisions"), a copy of which is attached hereto, are herein incorporated by reference in their entirety and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein, except that:

(i) the definition of "Significant Subsidiaries" set forth in paragraph (g) of Article VII and clause (b) of Exhibit A attached thereto, is amended to add Textron Fastening Systems Inc. and delete Textron Automotive Company Inc.;

(ii) the Prospectus Supplement shall be filed with the Securities and Exchange Commission no later than March 4, 2005;

(iii) the definition of "Registration Statement" set forth in Article I is amended to mean the registration statement, as amended to the date of this Agreement, relating to the Offered Securities filed with the Securities and Exchange Commission on Form S-3 (No. 333-113313);

(iv) Article III is amended to add the following at the end of such Article: "In connection with the Offered Securities, Deutsche Bank AG London, or a person acting for it, may over-allot or effect transactions with a view to supporting the market price of the Offered Securities at a level higher than that which may otherwise prevail for a limited period of time after the issuance of the Offered Securities. However, Deutsche Bank AG London , or its agent, will not have any obligation to engage in such transactions. Such stabilizing transactions, if begun, may be discontinued at any time and may be brought to an end after a limited period of time. No stabilization transactions will be effected in the United States. Additionally, each of the Company and the Underwriters severally represents and agrees as set forth in Annex I to the Underwriting Agreement.";

(v) Article V(c) is amended as follows: "The Managers shall have received on the Closing Date an opinion of Simpson Thacher & Bartlett LLP, counsel for the Underwriters, dated the Closing Date, addressing the matters set forth in Exhibit B.";

(vi) Article V is amended to add the following paragraph (e): "The Managers shall have received on the Closing Date an opinion of Pillsbury Winthrop LLP, special counsel for the Company, dated the Closing Date, confirming that "The statements made in the Prospectus under the caption "Certain U.S. Federal Tax Consequences," insofar as they purport to constitute summaries of matters of United States federal tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.";

(vii) Article VII is amended to add the following paragraph (k): "The Company and its subsidiaries and their respective officers and directors are in compliance, in all material respects, with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Securities and Exchange Commission promulgated thereunder."; and

(vii) Article VII is amended to add the following paragraph (l): "The Company is aware of the Financial Services Authority informational guidance with respect to stabilization transactions."

Very truly yours,

DEUTSCHE BANK AG LONDON J.P. MORGAN SECURITIES LTD

By: DEUTSCHE BANK AG LONDON

By: Ian Wheeler
Name: Ian Wheeler
Title: Vice President

By: Stephanie Csatenko
Name: Stephanie Csatenko
Title: Vice President

On behalf of the Underwriters

By: J.P. MORGAN SECURITIES LTD.

By: R. Morel
Name: R. Morel
Title: Vice President

Accepted:

TEXTRON INC.

By: Mary F. Lovejoy
Name:     Mary F. Lovejoy
Title:     Vice-President and Treasurer

ANNEX I

OFFERING RESTRICTIONS

         (a)      Each of the Underwriters hereby severally represents, warrants and agrees that it has not offered, sold or delivered and it will not offer, sell or deliver, directly or indirectly, any of the Offered Securities, or distribute the Prospectus or any other offering material relating to the Offered Securities, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on the Company except as set forth in the Underwriting Agreement.

        (b)      To the extent any Underwriter is not registered in the United States as a broker-dealer, such Underwriter represents, warrants and agrees that it will not effect any sales of the Offered Securities in the United States other than through an affiliate that is registered in the United States as a broker-dealer.

        (c)      Each Underwriter hereby represents, warrants and agrees that: (1) it has not offered or sold and, prior to the expiry of the period of six months after the date of issue of the Offered Securities, will not offer or sell any Offered Securities to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, as amended; (2) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the "FSMA")) received by it in connection with the issue or sale of any Offered Securities in circumstances in which section 21(1) of the FSMA does not apply to the Company; and (3) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Offered Securities in, from or otherwise involving the United Kingdom.

        (d)      Each of the Company and each Underwriter hereby represents, warrants and agrees that, in connection with the initial distribution of Offered Securities, it has not offered or sold, and will not offer or sell, directly or indirectly, Offered Securities to the public in the Republic of France, and has not distributed or caused to be distributed and will not distribute or cause to be distributed to the public in the Republic of France, the Prospectus or any other offering material relating to the Offered Securities, and that such offers, sales and distributions have been and shall only be made in the Republic of France to qualified investors (investisseurs qualifiés), as defined in and in accordance with articles L411-1 and L411-2 of the Code Monétaire et Financier and décret no. 98-880 dated October 1, 1998.

        (e)      In connection with the initial placement of any Offered Securities in Germany, each Underwriter hereby represents, warrants and agrees that it will offer and sell Offered Securities only in accordance with the provisions of the German Securities Selling Prospectus Act and the German Securities Exchange Act (1) only for an aggregate purchase price per purchaser of at least €40,000 (or the foreign currency equivalent) or such other amount as may be stipulated from time to time by applicable German law or (2) as may otherwise be permitted in accordance with applicable German law.

        (f)      Each Underwriter hereby acknowledges that the offering of the Offered Securities has not been cleared by CONSOB (the Italian Securities Exchange Commission) pursuant to Italian securities legislation and, accordingly, represents, warrants and agrees that no Offered Securities may be offered, sold or delivered, nor may copies of the Prospectus or of any other document relating to the Offered Securities be distributed in the Republic of Italy, except (1) to professional investors (operatori qualificati), as defined in Article 31, second paragraph, of CONSOB Regulation No. 11522 of July 1, 1998, as amended; or (2) in circumstances that are exempted from the rules on solicitation of investments pursuant to Article 100 of Legislative Decree No. 58 of February 24, 1998 (the Financial Services Act) and Article 33, first paragraph, of CONSOB Regulation No. 11971 of May 14, 1999, as amended. Any offer, sale or delivery of the Offered Securities or distribution of copies of the Prospectus or any other document relating to the Offered Securities in the Republic of Italy under (1) or (2) above must be (i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in the Republic of Italy in accordance with the Financial Services Act and Legislative Decree No. 385 of September 1, 1993 (the Banking Act); and (ii) in compliance with Article 129 of the Italian Banking Act and the implementing guidelines of the Bank of Italy, as amended from time to time, pursuant to which the issue or the offer of securities in the Republic of Italy may need to be preceded and followed by an appropriate notice to be filed with the Bank of Italy depending, inter alia, on the aggregate value of the securities issued or offered in the Republic of Italy and their characteristics; and (iii) in compliance with any other applicable laws and regulations.

        (g)      Each Underwriter hereby represents, warrants and agrees that issues of Offered Securities may not, directly or indirectly, be offered or sold in The Netherlands with a denomination of less than €50,000 (or its equivalent in any other currency) other than to persons who trade or invest in securities in the conduct of a profession or business (which includes banks, stock brokers, insurance companies, pension funds, other institutional investors and finance companies and treasury departments of large enterprises), except for Offered Securities in respect of which one of the exceptions in Article 3, or one of the exemptions under Article 4, of the Securities Transactions Supervision Act 1995 (Wet toezicht effectenverkeer 1995) is applicable and the conditions attached to such exemption or exception are complied with.

        (h)      Each Underwriter hereby represents, warrants and agrees that (1) except in circumstances which do not constitute an offer to the public within the meaning of the Irish Companies Act 1963 to 2003 (as amended from time to time) (the "Irish Acts"), it has not offered or sold and will not offer or sell any Offered Securities in Ireland or elsewhere, by means of any document prior to application for listing of the Offered Securities being made and the Irish Stock Exchange having approved the relevant listing particulars in accordance with the European Communities (Stock Exchange) Regulations 1984 (the "1984 Regulations") and thereafter by means of any document other than (i) the relevant listing particulars and/or (ii) a form of application issued in connection with the Offered Securities which indicates where the relevant listing particulars can be obtained or inspected or which is issued with the relevant listing particulars; (2) it has not made and will not make any offer of the Offered Securities which would require a prospectus to be issued under the European Communities (Transferable Securities and Stock Exchange) Regulations 1992 of Ireland; and (3) it has complied with and will comply with all applicable provisions of the Irish Acts, the 1984 Regulations and the Irish Investment Intermediaries Act, 1995 (as amended) (including, without limitation, Sections 9, 23 (including any advertising restrictions made thereunder) and 50 and will conduct itself in accordance with any code of conduct drawn up pursuant to Section 37) with respect to anything done by it in relation to the Offered Securities.